Exhibit 10.3
WEYERHAEUSER COMPANY
2004 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD
TERMS AND CONDITIONS
     Pursuant to your Grant Notice (the “Grant Notice”) and these Restricted Stock Award Terms and Conditions, Weyerhaeuser Company has granted you under its 2004 Long-Term Incentive Plan (the “Plan”) the number of restricted stock awards (“Awards”) indicated in your Grant Notice at the market value indicated in your Grant Notice. You may decline this Grant by notifying sally.wagner@weyerhaeuser.com within one month of the grant date. In the event you decline this Grant, you will not be entitled to any award, benefit, or other compensation in lieu thereof.
     Capitalized terms not explicitly defined in this document but defined in the Plan have the definitions given to such terms in the Plan. Awards represent the Company’s unfunded and unsecured promise to issue shares of Company Common Stock to you at a future date, subject to the terms of this document and the Plan. You have no rights under the Awards other than the rights of a general unsecured creditor of the Company. In addition, the Awards have the following terms and conditions:
1. Vesting. The Awards will vest over a period of four years. No part of the Awards will vest until the one-year anniversary of the Grant Date. On the one-year anniversary of the Grant Date, 25% of the Awards will vest, with an additional 25% of the Awards vesting on each of the second, third and fourth anniversary of the Grant Date. As of the fourth anniversary of the Grant Date, 100% of the Awards will be vested.
     Awards that have not vested in accordance with the preceding paragraph are subject to forfeiture as described in Section 3.
2. Conversion of Awards and Issuance of Shares. Upon each vesting of Awards, including vesting pursuant to Section 3, one share of Company Common Stock shall be issued for each Award that vests on such date (the “Shares”), subject to the terms of the Plan and this document. Thereafter, the Company will subtract from the vested Shares the whole number of Shares necessary to satisfy any required Tax Withholding Obligations as described in Section 9 hereof, and transfer the balance of the vested Shares to you. No fractional shares of Common Stock shall be issued under this Grant. Notwithstanding anything to the contrary, the delivery of vested Shares shall occur as soon as practicable after the vesting date, but in all events by a date which is within 2-1/2 months after the end of the calendar year in which such vesting occurs.
3. Termination of Employment. If your employment terminates before the Awards vest, vesting provisions for your Awards varies depending on the reason for termination of employment.
     (a) Termination Due to Death of the Participant. If you die while actively employed, your Awards are automatically 100% vested.

     (b) Termination of Employment Due to Retirement or Early Retirement. If you terminate employment due to retirement or early retirement, any of your Awards that are not vested as of your termination date are forfeited upon termination and no longer have any value. No Shares will be issued or issuable with respect to any portion of the Awards that are forfeited.
     (c) Termination of Employment Due to Position Elimination. If your employment is terminated as a result of position elimination (regardless of your eligibility for retirement or early retirement), the Awards that are scheduled to vest at the next upcoming vesting date are automatically vested. All remaining Awards that have not vested are forfeited.
     (d) Termination of Employment Due to Disability or Disability Retirement. If you terminate employment due to Disability or Disability Retirement, your Awards are automatically 100% vested.
     As defined by the Company’s Retirement Plan for Salaried Employees, “Disability” means “a medical condition in which a Participant is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by the Administrative Committee or any person or committee delegated by the Administrative Committee to make such determinations.” “Disability Retirement” means retirement as a result of a Disability, the onset of which occurred on or after the date you had accrued 10 years of Vesting Service.
     (e) Termination of Employment for Reason Other than Death, Position Elimination, Retirement, Early Retirement, Disability or Disability Retirement. If your employment is terminated for any reason other than death, position elimination, Retirement, Early Retirement, Disability or Disability Retirement, any Awards that are not vested are immediately forfeited.
     (f) Termination of Employment for Cause. If your employment is terminated for Cause, any Awards that are not vested are immediately forfeited at the time the Company first notifies you of your termination for Cause. In addition, if your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, and, at the conclusion of such investigation, your employment or service relationship is terminated for Cause, all Awards that vested during such period of investigation shall be immediately forfeited and you shall be required to promptly repay to the Company any Shares relating to such Awards that were previously paid to you. If any facts that would constitute termination for Cause are discovered after your termination of service, any Awards that are not vested may be immediately terminated by the Committee.
     “Cause” means: (i) willful and continued failure to perform substantially your duties with the Company after the Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; or (iii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
     4. Dividends. Except as otherwise specifically provided in this document, you will not be entitled to any rights of a shareholder with respect to Awards that have not vested. Notwithstanding the foregoing, if the Company declares and pays dividends on Common Stock during the time period when unvested Awards are outstanding, you will be credited with additional amounts for each unvested Award equal to the dividend that would have been paid with respect to such unvested Award if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Administrator may be reinvested in unvested Awards) and shall vest concurrently with the vesting of the unvested Awards upon which such dividend equivalent amounts were paid.
5. No Rights as Shareholder Until Vesting. You will not have any voting or any other rights as a shareholder of the Common Stock with respect to the unvested Awards. Upon vesting of the Awards and issuance of shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.
6. Securities Law Compliance. Notwithstanding any other provision of this award document, you may not sell the Shares acquired upon vesting of the Awards unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.
7. Non-Transferability of Awards. Notwithstanding any other provision of this award document, you may not sell, pledge, assign, hypothecate, transfer or dispose of your Awards in any manner prior to the distribution to you of shares of Company common stock in respect of such Awards. Awards shall not be subject to execution, attachment or other process.
8. Independent Tax Advice. Determining the actual tax consequences of receiving or disposing of the Awards and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of Awards and Shares. You are encouraged to consult with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Awards or Shares in light of your specific situation.
9. Taxes and Withholding. You are ultimately liable and responsible for all taxes owed in connection with the Awards, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Awards. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the Grant or vesting of the Awards or the subsequent sale of Shares issuable pursuant to the Awards. The Company does not commit and is under no obligation to structure the Awards to reduce or eliminate your tax liability.
     When an event occurs in connection with the Awards (e.g., vesting) that the company determines results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), to the extent required by law, the Company may retain without notice from Shares issuable under the Awards or from salary or other amounts payable to you, whole Shares or cash having a value sufficient to satisfy your Tax Withholding Obligation.

     The Company may refuse to issue any Shares to you until your Tax Withholding Obligation is satisfied.
10. Grant Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.
11. No Right to Damages. You will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
12. Binding Effect. The terms and conditions of this Grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
13. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. (a) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) The Grant is a one-time benefit that does not create any contractual or other right to receive future grants of Awards; (c) All determinations with respect to any such future grants, including, but not limited to, the times when grants will be made, the number of Awards subject to each grant, the grant price, and the time or times when each grant will be exercisable, will be at the sole discretion of the Company; (d) Your participation in the Plan is voluntary; (e) The value of the Grant is an extraordinary item of compensation that is outside the scope of your employment contract, if any; (f) The Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) The vesting of the Grant ceases upon your termination of employment for any reason and any unvested Awards will be forfeited; and (h) The future value of the Shares underlying the Grant is unknown and cannot be predicted with certainty.
14. Employee Data Privacy. By receiving this Grant, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.